Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 1st day of April 2024 (“Agreement Date”) by and among Lion Vista Global Ventures LLC, a Texas limited liability company, (“Seller” or the “Company”), solely respect to the representations and warranties in Article 3 and the indemnification provisions and covenants and agreements in Article 5, Livio Stan, individually (the “Majority Member”), and White River Native CDFI LLC, a Texas limited liability company (“Purchaser”). Except as otherwise specifically provided, the words “Seller” and “Company” includes all Subsidiaries.

WHEREAS, Seller owns certain assets that Purchaser believes may be useful in Purchaser’s business; and

WHEREAS, Purchaser desires to purchase the assets specifically listed on Exhibit A attached hereto and made a part hereof (collectively, the “Assets”) from Seller, and the Seller desires to sell the Assets to Purchaser, for the consideration and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1: DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Affiliate” means, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, with control meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the Preamble; for clarity, it includes all Exhibits and Schedules hereto.

“Assets” is defined in the list of assets attached as Exhibit A.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Houston, TX are authorized or required by Law or other governmental action to close.

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“Cap” has the meaning set forth in Section 5.1(c).

“Charter Documents” means the organizational documents of an entity, including, in the case of a corporation, its Articles of Incorporation or Certificate of Incorporation and Bylaws, in the case of a limited liability company, its Certificate of Formation or Articles of Incorporation and its Operating Agreement or Limited Liability Company Agreement and, in the case of a limited partnership, its Certificate of Limited Partnership or Articles of Limited Partnership and its Limited Partnership Agreement.

“Closing” means the closing of the purchase and sale hereunder.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors, board of managers or similar governing body of the Company.

“Company Disclosure Letter” means the disclosure letter, dated as of the Agreement Date and delivered by the Seller to the Purchaser concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.3(d).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all of the Company’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the Transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) the execution and delivery, or consummation of the Transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (ii) any changes in applicable Law or GAAP or other applicable accounting standards (iii) general conditions in the industry in which the Company operates; or (iv) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Purchaser’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conduct its business.

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“Company Products” means all proprietary products and services of the Company that are currently being, or at any time since the Company’s inception have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Company.

“Company Systems” means all software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Company in the conduct of its business as currently conducted.

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, guarantees, licenses, franchises, permits, purchase and sales orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral, express or implied, whether or not legally binding.

“Customer Data” means all data, text, content, information or other material uploaded or otherwise transmitted by Company’s customers to, or stored by Company’s customers on or in, Company Products or any service of Company.

“Customizations” has the meaning set forth in Section 3.15(e).

“Direct Claim” has the meaning set forth in Section 5.1(b)(ii).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any Transactions related thereto, any litigation with respect thereto, and all other matters related to the Agreement and the Transactions contemplated hereby.

“Export Control Laws” has the meaning set forth in Section 3.19(a).

“Financial Statements” means the unaudited balance sheet of Seller as of December 31, 2023, a copy of which comprises Schedule 4.5.

“Fundamental Representations” has the meaning set forth in Section 5.1(e).

“GAAP” has the meaning set forth in Section 3.3(d).

“Governmental Authority” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Indemnifying Party” or “Indemnifying Parties” has the meaning set forth in Section 5.1(a).

“Intellectual Property” or “IP” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X (formerly Twitter), Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

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“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Lease” has the meaning set forth in Section 3.16(b).

“Losses” means losses, damages, Liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, encumbrance, charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or other interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Contract” has the meaning set forth in Section 3.15(a)(i).

“Material Customer” has the meaning set forth in Section 3.15(d).

“Material Supplier” has the meaning set forth in Section 3.15(d).

“Malicious Code” has the meaning set forth in Section 3.15(e).

“Money Laundering Laws” has the meaning set forth in Section 3.19

“Members” means the holders of membership or equity interests in the Company.

“Outside Date” has the meaning set forth in Section 8.2.

“Permitted Lien” has the meaning set forth in Section 3.13.

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity, and any government or Governmental Authority, agency or political subdivision thereof.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data (a) is collected from a particular computer or device regarding online activities; or (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application, and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Data also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

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“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by a party hereto or its Affiliates or privacy policies required by applicable Laws.

“Proceeding” means any proceeding, action, suit, litigation, claim, arbitration, audit, hearing, charge, complaint, indictment, investigation, inquiry or examination, regardless of how a Governmental Authority may name an investigation, inquiry or examination (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or municipality or quasi-Governmental Authority or arbitrator.

“Prior Advance” has the meaning set forth in Section 2.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” is defined in the Preamble.

“Purchaser’s Charter Documents” means the Charter Documents of the Purchaser.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” with respect to a Person means such Person’s and its Subsidiaries’ directors, officers, managers, employees, consultants, attorneys, accountants, consultants, financial advisors, investment bankers and other agents of such Person.

“Requisite Company Member Consent” has the meaning set forth in Section 3.3(a).

“Restricted Period” has the meaning set forth in Section 5.6(a)(i).

“Prohibited Activity” has the meaning set forth in Section 5.6(a)(i).

“Sanctions Laws” is defined in Section 3.19(a).

“Seller” is defined in the Preamble.

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“Seller Charter Documents” means the Charter Documents of the Seller.

“Seller’s Knowledge,” “the Company’s Knowledge” “the Knowledge of the Seller,” and “the Knowledge of the Company” means the knowledge of Livio Stan, Seller’s Chief Executive Officer, after reasonable inquiry.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains and recording taxes, fees and charges, imposed by the United States or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, fines or other assessments.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, amended return, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Transactions” means the purchase of the Assets by the Purchaser from the Seller and any related transactions incident thereto pursuant to this Agreement.

“Transaction Documents” means this Agreement, the LP Transfer Documents, and any other agreements, instruments and documents required to be delivered at the Closing.

Section 1.2 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. Any of the terms defined in this Article 1 may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing.

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ARTICLE 2: PURCHASE AND SALE

Section 2.1 Transfer of Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Assets as set forth in Exhibit A owned by Seller on the Closing Date, including the limited partnership units (the “Limited Partnership Units”) of Vahevalla Marketing LP and Abelliana LP (collectively, the “Partnerships”). In the furtherance thereof, the Seller will execute and cause to be executed Limited Partnership Unit Transfer Documents in conformity with the Charter Documents of each Partnership duly executed by all general partners, limited partners and other parties as necessary to effect the transfer of the Limited Partnership Units to the Purchaser (the “LP Transfer Documents”).

Section 2.2 Purchase Price. The “Purchase Price” shall be the sum of (a) $2,000,000, which includes the $350,000 that the Purchase previously advanced to the Seller (the “Prior Advance”).

Section 2.3 Payment of Purchase Price at Closing. Subject to all of the terms and conditions of this Agreement, at the Closing Purchaser shall pay the Purchase Price, less the Prior Advance, to Seller in immediately available funds.

Section 2.4 Allocation of Purchase Price. The allocation of the Purchase Price for purposes of the parties’ respective Tax Returns and reports to tax authorities (including the filing of Form 8594) will be determined in accordance with Section 1060 and other appropriate sections of the Code and the Treasury Regulations issued thereunder within 90 days following Closing, provided that the parties agree to mutually determine allocations (and in connection therewith, Purchaser and Seller agree to use reasonable efforts to come to a mutual agreement). If Purchaser and Seller are unable to reach such mutual agreement, Purchaser and Seller may report differing values on their respective Tax Returns and reports to tax authorities and the remainder of the Purchase Price will be allocated to intangible assets; goodwill; and going concern value.

Section 2.5 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Purchaser does not assume nor shall it be liable for any debt, Liability, obligation or Contract of, or claim against, Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of the Transactions or any other event occurring prior or subsequent to the Closing.

ARTICLE 3:

SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, each of the Company and the Majority Member, jointly and severally, hereby represents and warrants to the Purchaser as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where apparent from the context, all references to the Company include each of its Subsidiaries.

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(b) Charter Documents. The Seller Charter Documents as delivered to the Purchaser prior to the Agreement Date are true, correct, and complete copies of such documents as in effect as of the Agreement Date. The Company has delivered or made available to the Purchaser a true and correct copy of the Seller Charter Documents of the Company. Neither the Company nor any Member is in violation of any of the provisions of the Seller Charter Documents.

(c) Subsidiaries. The Subsidiaries of the Company are set forth on Section 3.1(c) of the Company Disclosure Letter. Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the Laws of its respective state of organization or formation, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are owned by the Company, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, or as disclosed in Section 3.1(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.2 No Indebtedness. There are no bonds, debentures, notes, or other indebtedness issued by the Company outstanding.

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Section 3.3 Authority; Non-Contravention; Governmental Consents; Financial Matters.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement including, in the case of the consummation of the Transaction, approval of this Agreement and the Transactions by the Members of the Company as and to the extent required by the Seller Charter Documents and applicable Law (the “Requisite Company Member Consent”), to consummate the Transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions contemplated hereby. The Requisite Company Member Consent is the only consent of the holders of any class or series of the Company’s equity interests necessary to approve and adopt this Agreement, approve the Transaction, and consummate the Transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and holders constituting the Requisite Company Member Consent and, assuming due execution and delivery by the Purchaser, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally, by general principles of equity and insofar as the provisions relating to indemnification may be unenforceable.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the Transactions contemplated by this Agreement, including the Transaction, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the Agreement Date; or (iv) result in the creation of a Lien on any of the properties or assets of the Company; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”) Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Transactions contemplated hereby.

(d) Financial Statements. The Company has previously made available to the Purchaser a true, correct and complete copy of the following (collectively, the “Company Financial Statements”): the Financial Statements and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended. The Company Financial Statements (i) were prepared from the books and records of the Company, (ii) were prepared in accordance with United States generally accepted accounting principles in effect from time to time applied on a consistent basis throughout the period involved (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and (iii) fairly presents, in all material respects, the financial condition of the Company as of the dates, and for the periods, indicated thereon.

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(e) Undisclosed Liabilities. The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Financial Statements; (ii) were incurred since the date of the Financial Statements in the ordinary course of business; (iii) are incurred in connection with the Transactions contemplated by this Agreement; (iv) are not required to be disclosed under GAAP; or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Books and Records. The minute book and stock record book of the Company, copies of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained, in electronic form, in accordance with sound business practices. The minute book of the Company contain accurate records of all meetings, and actions taken by written consent of, the Members, the Company Board and any committees of the Company Board and, since inception of Company, no meeting, or action taken by written consent, of any such Members, Company Board or committee has been held for which minutes or written actions have not been prepared and are not contained in such minute books.

Section 3.4 No Conflict.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by Seller, nor compliance by Seller with any of the provisions hereof, nor the consummation of the Transactions contemplated hereby, will:

(A) conflict with or result in a breach of any provision of the Seller Charter Documents;

(B) with respect to any of the Assets, require the consent of the other contracting party thereto in connection with the assignment of any such Assets to Purchaser (except to the extent that consent has been obtained and delivered at the time of Closing); or

(C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of its properties or assets.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Letter, no Consent, of any Person is required in connection with the execution and delivery of this Agreement by Seller, compliance by Seller with any of the provisions hereof or the consummation of the Transactions contemplated hereby.

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Section 3.5 Absence of Certain Changes or Events. Since the date of the Financial Statements, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby, the business of the Company has been conducted and the assets and properties of the Company have been operated in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any event, condition, action, or effect that, if taken during the period from the Agreement Date through the Closing Date, would constitute a breach or impossibility of performance of any material agreement or covenant of the Company or its Members contained in this Agreement;

(c) any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money or any other Liabilities, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property, Company IP Agreements ir Company IP Registrations;

(g) material damage, destruction or loss (whether or not covered by insurance) to, or the imposition of any Lien on, its property, equity interests or assets, tangible or intangible;

(h) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(i) any material capital expenditures;

(j) (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (2) change in the terms of employment or engagement for any employee or independent contractor or any termination of any employees or independent contractors for which the aggregate costs and expenses exceed $10,000, or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(k) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(l) except for the Transaction, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law

(m) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(n) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability (except for increases that in the aggregate do not exceed $5,000) or reducing any Tax asset of the Purchaser in respect of the Transaction;

(o) the declaration or payment of any dividend or distribution of cash or other property to the Company’s shareholders, or the purchase, redemption or entering into of any agreements to purchase or redeem any shares of the Company’s capital stock;

(p) any alteration in the Company’s method of accounting; or

(q) any Contract or undertaking to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.6 Taxes.

(a) The Company has filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes.

(b) Withholding. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, or other third party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made.

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company.

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(e) Tax Rulings. The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(f) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(g) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(h) Miscellaneous Tax Matters. (i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. (ii) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. (iii) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. (iv) Except as set forth in Section 3.6(h) of the Company Disclosure Letter, the Company is not subject to any Taxes in jurisdictions located outside of the United States.

Section 3.7 Intellectual Property.

(a) Section 3.7(a) of the Company Disclosure Letter lists all of (i) the Company IP Registrations and (ii) the Company Intellectual Property that are not registered but that are material to Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the Company IP Registrations are otherwise in good standing. The Company has provided or made available to the Company true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Company IP Registrations.

(b) Section 3.7(b) of the Company Disclosure Letter lists all of the Company IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $5,000 per year. The Company has provided or otherwise made available to the Purchaser true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company, in accordance with its terms and is in full force and effect. Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or, to the Knowledge of the Company, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

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(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Company’s business or operations as currently conducted and as proposed to be conducted, in each case, free and clear of Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all of the Company Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a Company Material Adverse Effect. The Company has provided the Purchaser with true and complete copies of all such agreements to the extent requested by the Purchaser.

(d) The consummation of the Transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the Consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted, and such rights in such Intellectual Property will vest in and be usable by the Purchaser, free and clear of any Lien, at the Closing as a result of the Transaction.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Knowledge of Company, the conduct of Company’s business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of Company, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of the Company do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

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Section 3.8 Compliance; Permits; Industry Memberships.

(a) Compliance. The Company is in compliance with all Laws or Orders applicable to the Company or by which the Company or its respective businesses, assets or properties are bound, except where non-compliance would not reasonably be expected to have a Company Material Adverse Effect. No Governmental Authority has issued, or, to the Company’s Knowledge, threatened to have any notice or notification stating that the Company is not in compliance with any Law in any material respect. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority

(b) Permits. The Company holds, to the extent necessary to operate its business as such business is being operated as of the Agreement Date, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are transferrable or assignable, and will remain in full force and effect for use by the Purchaser in the operation of the Assets effective at the Closing.

(c) Industry Memberships. The Company, directly or through its Subsidiaries, holds or maintains memberships in several industry organizations that are involved in various aspects of the Company’s decarbonization business, including the following: Verra Registry, CBL Markets/Xpansiv CBL and the Climate Action Reserve. Section 3.8(c) of the Company Disclosure Letter contains a true and complete list, as of the Agreement Date, of such memberships and Company will provide all necessary assistance to transfer or assign such memberships to the Purchaser to the extent that any such transfer or assignment is required.

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(d) Privacy and Data Security. The Company has provided true and correct copies of all current Privacy Policies adopted by the Company or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of the Company, The Company has, during the period beginning inception through the Agreement Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to the Company, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other confidential information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the Company. No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy, under any contract, or under any Law relating to any Personal Data or Customer Data. With respect to any Personal Data and Customer Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

Section 3.9 Litigation. There is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company or any officer or director of the Company in their capacities as such other than any such Proceeding that does not involve an amount in controversy in excess of $50,000. All Proceedings pending or, to the Knowledge of the Company, threatened against the Company are set forth in Section 3.9 of the Company Disclosure Letter. None of the Company or any of its respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations regardless of how a Governmental Authority describes such a proceeding, or internal investigations pending or, to the Knowledge of the Company, threatened, involving the Company or any Representative of the Company. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or Liability under federal or state securities Laws or a claim of breach of fiduciary duty.

Section 3.10 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any Transaction contemplated by this Agreement.

Section 3.11. No Undisclosed Liabilities; Contracts.

(a) Except as disclosed in Section 3.11 of the Company Disclosure Letter, and except for Liabilities or obligations incurred since December 31, 2023 in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $10,000, there are no facts which could serve as the basis for any debt, Liability, obligation or commitment of Seller relating to the Assets not so disclosed to Purchaser.

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(b) Seller has heretofore delivered to Purchaser true, correct and complete copies of each of the Contracts included in or relating to the Assets. Each such Contract is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Section 3.11 of the Company Disclosure Letter, and could not be reasonably expected to have a Company Material Adverse Effect on the Assets or the Transaction. There has not been under any Contract any default by Seller or, to Seller’s Knowledge, of any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller or which could be reasonably expected to have a Company Material Adverse Effect on the Assets or the Transaction. Each such Contract involving more than $5,000 in remaining amounts to be invoiced is listed on Section 3.11 of the Company Disclosure Letter.

(c) Other than as disclosed on the Company Disclosure Letter, and other than with respect to the Assumed Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material and adverse, or otherwise harmful, to any of the Assets, or that could be reasonably expected to have a Material Adverse Effect on the Assets or the business of the Company as presently conducted and proposed to be conducted.

Section 3.12 No Employees. Since its inception, the Company has had no employees. The Company has maintained compliance with all Laws and Contracts relating to hiring of independent contractors, including without limitation Laws relating to fair labor standards and practices, anti-discrimination, occupational health and safety and Tax Laws. To the Company’s Knowledge, (i) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries.

Section 3.13. Title to and Condition and Sufficiency of Assets.

(a) Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the Assets. All such Assets (including leasehold interests) are free and clear of Liens.

(b) Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are sufficient for the continued conduct of the Company’s business as presently conducted or proposed to be conducted after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct such business. None of the assets of the Seller that are not included in Exhibit A are material to the Company’s business as presently conducted or proposed to be conducted.

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Section 3.14 Environmental Matters.

(a) Compliance with Environmental Laws. The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted. The Company not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Agreement Date.

(b) No Disposal, Release, or Discharge of Hazardous Substances. The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any Real Property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws. The Company has not aided and abetted a third party in any of the foregoing activities.

(c) No Production or Exposure of Hazardous Substances. The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Property; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law. The Company has not aided and abetted a third party in any of the foregoing activities. The Company is not aware of any condition, event or circumstance concerning the release or regulation of Hazardous Substance that might, after the Agreement Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(d) No Proceedings or Orders. The Company has not received written notice of and there is no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. The Company has not assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f) Environmental Permits. The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(f) of the Company Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Agreement Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Agreement Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

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(g) The Company has provided or otherwise made available to the Purchaser, and listed in Section 3.14(g) of the Company Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) The Company has not marketed or sold any services or products and represented that the Company and/or such services or products are carbon neutral.

Section 3.15 Material Contracts; Customers and Suppliers; Products and Services.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any consulting Contract (in each case with respect to which the Company has continuing obligations as of the Agreement Date) with any current or former (A) officer of the Company, (B) member of the Company Board; or (C) Affiliate of the Company.

(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole;

(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Transaction, the Purchaser or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after December 31, 2022 of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $10,000;

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(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, capital stock or properties of the Company;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(viii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Transactions will obligate the Purchaser or any of the Purchaser’s Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $20,000, other than accounts receivables and payables;

(xi) any Contracts with as Material Customer or a Material Supplier;

(xii) any Contract involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled or terminated by the Company on less than 90 days’ notice;

(xiii) any Contract to which the Company and a Governmental Authority are both a party; or

(xiv) any Contract which is not otherwise described above that is material to the Company.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the Agreement Date of all Material Contracts.

(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) the Company has not, nor to the Knowledge of the Company, has any third party violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) the Company has not, nor to the Knowledge of the Company, has any third party in breach or default, or has received written notice of breach or default, or notice of termination or non-renewal, of any Material Contract.

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(d) Customers and Suppliers.

(i) Section 3.15(d)(i) of the Company Disclosure Letter sets forth (i) each customer who has paid or agreed to pay aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid or agreed to be paid by each Material Customer during such periods. Except as provided on Section 3.15(d)(i) of the Company Disclosure Letter, the Company has not received any notice, and to the Company’s Knowledge it has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or reduce its relationship or future orders with the Company.

(ii) Section 3.15(d)(ii) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company has paid or agreed to pay consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of orders and purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or reduce its relationship or future orders with the Company.

(e) Company Products; Software; Systems.

(i) Section 3.15(e)(i) of the Company Disclosure Letter contains a correct, current and complete list of all currently distributed Company Products, identifying for each item all previous major releases. Since inception, as used in this Agreement, the term “major release” means any change embodied by the phrase “Version 1 to Version 2” etc. in contrast to changes labeled “Version 1.1 to Version 1.2” or “8.3.29” etc.

(ii) For all of the Company Products identified in Section 3.15(e)(ii) of the Company Disclosure Letter, Section 3.15(e)(ii) of the Company Disclosure Letter identifies all Company Intellectual Property and all Intellectual Property licensed to the Company under a Company IP Agreement and that are (A) used in the development, maintenance, use or support of such Company Product, (B) incorporated in or distributed or licensed with such Company Product in any manner for use in connection with such Company Product, or (C) used to deliver, host or otherwise provide services with respect to such Company Product, and in each case (except for non-customized, off-the-shelf software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000), the Company IP Agreement relating to Company’s use of such item.

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(iii) All Company Products are fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party. The Company has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Product or any related software or other Intellectual Property to any other Person. The Company is not subject to any Company IP Agreement (other than with respect to current customers pursuant to the Company’s standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require the Company to develop any software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with the Company Products (collectively, “Customizations”), and the Company owns and will continue to own all right, title and interest in and to all such Customizations developed by the Company.

(iv) Section 3.15(e)(iv) of the Company Disclosure Letter identifies all Company Intellectual Property that was developed under a Contract with a Governmental Authority using any government funding, resources or staff, and identifies all Company Intellectual Property to which any Governmental Authority has any rights (other than non-exclusive license rights granted to current customers to use Company Products pursuant to the Company’s form of customer agreement entered into and as modified in the ordinary course of business).

(v) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all software included in the Company Intellectual Property.

(vi) Except for application programming interfaces and other interface code that is generally available to customers, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than an independent contractor or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product.

(vii) As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Company Product.

(viii) Section 3.15(e)(viii) of the Company Disclosure Letter sets forth a true and complete list of each item of open source software that is or has been used by or on behalf Company, in the development of or that is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product, and for each such item of open source software, (A) the applicable Company Product, and (B) the name and version number of the applicable license agreement.

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(ix) The Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the open source software required to be disclosed in Section 3.15(e) of the Company Disclosure Letter.

(x) The Company has not used any open source software in a manner that does, will or would reasonably be expected to, require Company or any other Person to (A) disclose or distribute the source code of the software of any Company Product, (B) license or otherwise offer or distribute any Company Product on a royalty-free basis, or (C) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Company Product or Company Intellectual Property.

(xi) All Company Products conform in all material respects to all applicable warranties in all Contracts with customers.

(xii) To the Company’s Knowledge, none of the Company Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Company Product against its applicable specifications.

(xiii) To the Company’s Knowledge none of the Company Products, and no other software used in the provision of any Company Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Company Product or such other software is installed, stored or used, or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company has taken reasonable steps designed to prevent the introduction of Malicious Code into the Company Products.

(xiv) The Company Systems are sufficient for the needs of the Company’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Company’s business as currently conducted.

(xv) Since its inception, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Company Systems, that has resulted in or could reasonably be expected to result in any: (A) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (B) material loss, destruction, damage or harm of or to Company or its operations, personnel, property or other assets; or (C) material Liability of any kind to the Company. The Company has taken reasonable actions, consistent with applicable industry best practices in the Company’s industry, to protect the integrity and security of the Company Systems and the data and other information stored thereon.

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(xvi) The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(xvii) Each Company Product sold, licensed, distributed or installed by the Company has been in conformity in all material respects with all applicable standards for quality, product safety and workmanship prescribed by applicable Law and Contracts. The Company has not provided any guaranty, warranty or other indemnity with respect to any such Company Product beyond the applicable standard terms and conditions of sale in any material respect. Copies of the Company’s standard terms and conditions for each Company Product (containing applicable guaranty, warranty, return policy and indemnity provisions) have been made available to the Purchaser. Since the inception, there have been no warranty claims, other than as set forth on Section 3.15(e)(i) of the Company Disclosure Letter.

(xviii) Since inception, there has been no material Liability of the Company, or incident that could reasonably be expected to lead to a material Liability of the Company, for bodily injury to any person, death, property damages as a result of the ownership, possession or use of any products or services contracted for, sold, licensed, distributed or installed by the Company.

(xiv) No Governmental Authority has notified the Company in writing that any product or service sold, licensed, distributed, designed, manufactured, held in inventory, marketed, delivered or installed by the Company is defective or unsafe or fails to meet any product or service warranty or any standards promulgated by any such Governmental Authority. None of the Company’s products or services is, or has been since inception, subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority or otherwise (and to the Knowledge of the Company, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy or otherwise, under any Contract, or under any Law relating to any Personal Data. With respect to any Customer Data and Personal Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

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Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. The Company has delivered to the Purchaser copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) The Company has good and marketable fee simple title, free and clear of all Liens;

(ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth each parcel of real property leased by the Company and used in or necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). The Company has delivered to the Purchaser a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company has paid all rent due and payable under such Lease;

(iii) the Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) the Company has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

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(c) The Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business as currently conducted.

Section 3.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.18 Anti-Corruption Matters. Neither the Company nor any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or applicable state law; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. The Company has not disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Sanctions; Money Laundering Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, none of the Company, or, to the Company’s Knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws. For purposes hereof, the term “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom; and the term “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

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(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.20 Intentionally omitted.

Section 3.21 Solvency.

(a) No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating the Company or any Subsidiary thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of the Company threatened, and neither the Company nor any Subsidiary has made an assignment for the benefit of creditors, nor has the Company or any Subsidiary thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

(b) Immediately after giving effect to the Transactions contemplated hereby, the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions contemplated hereby with the intent to hinder, delay or defraud any creditors of the Company.

Section 3.22 Related Party Transactions. Except as provided in Section 3.22 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the Company’s outstanding equity interests (or any of such person’s, person who shares an immediate family members or a residence Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since inception. To the Company’s Knowledge, no Member nor any Affiliate of any Member or the Company owns has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Other than the Contracts relating to the ownership of Company equity interests by the Members and Contracts relating to employment, copies of which have been made available to the Purchaser, no Member, nor any Affiliate of any Member or the Company, is a party to any Contract with, or has any claim or right against, the Company.

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Section 3.23 Information Supplied. None of the information supplied by or on behalf of the Company or the Majority Member to the Purchaser, including the representations and warranties set forth herein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or the Majority Member.

ARTICLE 4:

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Except: (a) as disclosed in the Purchaser SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Purchaser Disclosure Letter that relates to such Section or in another Section of the Purchaser Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all necessary power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the Transactions contemplated hereby.

Section 4.2 Authority for Transaction. Purchaser’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement is valid and binding upon Purchaser in accordance with its terms.

Section 4.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with any of the provisions hereof, nor the consummation of the Transactions contemplated hereby will:

(a) conflict with or result in a breach of any provision of Purchaser’s Charter Documents;

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(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Lien or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound; or

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

Except as set forth in Section 4.3 of the Purchaser Disclosure Letter, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Purchaser, compliance by Purchaser with any of the provisions hereof or the consummation of the Transactions contemplated hereby.

Section 4.4 Legal Actions. There is no legal, equitable, administrative or arbitration Action or, to Purchaser’s knowledge, threatened against or affecting Purchaser or any of its assets which, if adversely determined, could adversely affect the ability of Purchaser to consummate the Transactions contemplated hereby.

Section 4.5 No Brokers and Finders. Neither Purchaser nor any of its managers, members, officers, directors, employees or agents has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated hereby.

Section 4.6 Certain Additional Representations and Warranties.

(a) Investment. The Purchaser is acquiring the Limited Partnership Units for the Purchaser’s own account, not as a nominee or agent, for investment purposes only and not with a view to or for the resale or distribution thereof and has no agreement or arrangement or plan of any kind with any person to sell, transfer or pledge to any person any part of the Limited Partnership Units.

(b) Knowledge. The Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Limited Partnership Units, is able to bear the economic risks of the Purchaser’s investment in the Limited Partnership Units and is financially able to hold the Limited Partnership Units for an indefinite period of time and to suffer a complete loss of such investment. The Purchaser has acquired all information it has requested about the Company and the Limited Partnership Units and considers necessary to reach an informed and knowledgeable decision to acquire the Limited Partnership Units.

(c) Restrictions on Transfer. The Purchaser understands that the Limited Partnership Units have not been registered under the Securities Act of 1933 (“Securities Act”) or any state securities laws, and under such laws, may not be resold or transferred by the Purchaser without appropriate registration or the availability of an exemption from such requirements.

(d) Accredited Investor. The Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

(e) Exempt Transaction. The Purchaser acknowledges that the Limited Partnership Units have been sold to Purchaser in reliance upon one or more non-issuer exemptions to the registration requirements of the Securities Act, including the exemption provided by Section 4(a)(1) of the Securities Act.

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Section 4.6 Material Misstatements or Omissions. No representation or warranty of Purchaser made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Seller or any Seller by or on behalf of Purchaser pursuant hereto or in connection with the Transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE 5: SELLER’S AND MAJORITY MEMBER’S COVENANTS

Section 5.1 Indemnification by Seller and Majority Member.

(a) Subject to the limitations set forth in this Section 5.1, each of Seller and the Majority Member (the “Indemnifying Parties”), shall be responsible for, and hereby jointly and severally indemnify and hold harmless Purchaser and its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their Representatives (collectively, the “Indemnified Parties”), at all times from and after the Closing Date, from, against and in respect of:

(1) all Losses resulting from any failure or breach of any representation or warranty of an Indemnifying Party made in this Agreement;

(2) all Losses resulting from any breach or nonfulfillment of any covenant or agreement of an Indemnifying Party made in this Agreement;

(3) (i) any and all Losses resulting from Liabilities of Seller relating to or arising out of the Assets, and (ii) any Tax obligations related to Seller’s operation of the Assets prior to the Closing;

(4) any Losses arising from Expenses related to this Agreement and the Transactions contemplated hereby to the extent not paid or satisfied by Seller or the Majority Member at or prior to the Closing;

(5) any Losses arising from anti-takeover, appraisal or similar rights of any Person or claimed by any Person in a Proceeding in connection with this Agreement and the Transaction; and

(6) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or incident to any of the foregoing.

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(b) Indemnification Procedures.

(i) Third Party Claims. Purchaser shall give prompt written notice to Seller of any demand for indemnification under this Section 5.1, stating in reasonable detail the nature thereof. If any such demand arises out of a claim made against Purchaser by any Person not party to this Agreement or affiliated with a party to this Agreement, such notice shall also state whether Purchaser (1) has made payment in full of the third-party claim, (2) has compromised and made payment of the compromised third-party claim, or (3) disputes the third-party claim and intends to defend against it in good faith. If Purchaser elects to defend against such a claim, Seller shall cooperate with Purchaser in such defense, shall make available to Purchaser all records and other materials in its possession or control and reasonably required by Purchaser in such defense, and shall have the right to participate in such defense, provided that Purchaser shall at all times control such defense. If Purchaser does not intend to defend against the third-party claim and has not made payment in full of such claim or compromised and duly made payment of the compromised claim, then within 15 days after Purchaser’s notice is given, the Indemnifying Parties shall either (i) make payment in full of the claim, (ii) compromise and make payment of the compromised claim, or (iii) notify Purchaser that it disputes the claim and intends to defend against it in good faith. If the Indemnifying Parties shall defend against the third-party claim, Purchaser and such other Indemnified Party(ies), as applicable, shall reasonably cooperate in such defense, shall make available to them all records and other materials in its possession or control reasonably required by them in such defense, and shall have the right to participate in such defense. For clarity, none of the foregoing shall impair the other limitations on Seller’s and Seller’s indemnification obligations set forth in this Article 5, including under Sections 5.1(c) and (d). Any defense assumed by the Indemnifying Party(ies) shall be conducted at such Indemnify Party(ies)’ sole cost and Expense.

(ii) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a third-party claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance.

(c) Unless expressly provided for to the contrary in this Agreement or Schedule 5.1, in no event shall the aggregate indemnification obligation of Seller pursuant to Section 5.1 exceed the Purchase Price (the “Cap”) or continue after 24 months.

(d) Unless expressly provided for to the contrary in this Agreement or Schedule 5.1, the representations, warranties and covenants of the Indemnifying Parties herein, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date to the maximum extent permitted by applicable Law (as applicable, the “Survival Period”).

(e) Notwithstanding the foregoing, the limitations in subsections (c) and (d) above shall not apply to any claim for breach of Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 3.11, 3.13 and 3.14 (“Fundamental Representations”), each of which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days and shall not be subject to the Cap.

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(f) Purchaser’s right to indemnification pursuant to this Section 5.1 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, or any other facts or circumstances pertaining to the Assets. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will likewise not affect such right to indemnification.

Section 5.2 Affirmative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall:

(a) afford representatives of Purchaser reasonable access during reasonable business hours to Seller’s Real Property (including offices, buildings, and land), equipment, records, files, books of account and Tax Returns relating to the Assets, furnish Purchaser with all information concerning the Assets as Purchaser may reasonably request, and permit Representatives of Purchaser to make extracts from and copies of all of Seller’s agreements, Tax Returns, appraisals, reports, records, documents, books of account and files relating to the Assets;

(b) conduct the Assets and its operations in the same manner in which the same have heretofore been conducted, and maintain its books of account in the same manner as heretofore maintained;

(c) maintain and preserve the Assets intact (including without limitation Intellectual Property, IP Registrations and IP Agreements) and preserve Seller’s relationships with its customers, suppliers, contractors and others having business relations with Seller;

(d) maintain each Material Contract in full force and effect in accordance with its terms;

(e) promptly notify Purchaser in writing of any change in the Assets, results of operations, financial condition, assets, liabilities or prospects of Seller which is or could be reasonably be expected to result in a Material Adverse Effect;

(f) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(g) preserve and maintain all Permits required for the conduct of the Seller’s business as currently conducted and proposed to be conducted and for the ownership, maintenance and use of the Assets;

(h) continue in full force and effect without modification all insurance policies;

(i) comply in all material respects with all Laws applicable to the conduct of the Seller’s business or the ownership and use of the Assets;

(j) pay the indebtedness, Taxes and other obligations of the Seller’s business when due; and

(k) promptly notify Purchaser in writing if any representation or warranty of Seller and Majority Member made in this Agreement which to the Seller’s Knowledge is no longer accurate.

Section 5.3 Negative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall not, unless Purchaser shall have given its consent thereto in writing:

(a) amend any Seller Charter Documents;

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(b) grant any Lien on any Assets other than pursuant to the express provisions of Contracts in effect as of the Agreement Date;

(c) sell, lease or otherwise transfer any of the Assets;

(d) sell, assign or transfer any Intellectual Property or other intangible asset used or related to the Assets other than in the ordinary course of business consistent with past practice;

(e) incur any other Liability or obligation related to the Assets, whether absolute or contingent, other than Liabilities incurred in the ordinary course of business consistent with past practice;

(f) accelerate the collection of any accounts receivable related to the Assets other than in the ordinary course of business consistent with past practice;

(g) enter into any Contract related to the Assets not in the ordinary course of business and consistent with past practice, or cancel, modify adversely, assign, encumber or in any way discharge or terminate (other than by performance) any Contract related to the Assets other than in the ordinary course of business consistent with past practice;

(h) breach or default under any Contract related to the Assets to which it is a party if such breach or default could reasonably be expected to result in a Material Adverse Effect; or

(i) enter into an agreement to do, or take action that could reasonably be expected to result in, any of the events described in this Section 5.3.

Section 5.4 Closing Conditions. Seller agrees to to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement, and to cooperate with Purchaser in connection with the foregoing, including using its best efforts to fulfill all conditions to this Agreement applicable to the Seller. Seller further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions contemplated hereby, to use its best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 5.5 Updating Schedules. Seller shall notify Purchaser promptly in writing, and will update the Schedules to this Agreement accordingly, if any event, transaction or circumstance occurring after the date hereof causes any covenant or agreement of Seller in this Agreement to be breached or renders untrue any representation or warranty of Seller contained in this Agreement.

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Section 5.6 Non-Compete; Non-Solicitation.

(a) Non-Compete; Non-Solicitation.

(i) The Majority Member acknowledges the highly competitive nature of the business of the Company and accordingly agrees that, in connection with the Transaction, which will result in the acquisition by the Purchaser of the Company’s business and Assets, including its goodwill and customer relationships, Intellectual Property and proprietary information, which the Purchaser considers to be valuable assets necessary for the Company to continue to operate its business following the Closing, and in exchange for the Purchase Price payable at Closing, which Purchase Price shall constitute full consideration for the covenants and restrictions set forth herein, the Majority Member agrees, for a period of three years from the Closing Date (the “Restricted Period”) not to engage in Prohibited Activity within the United States. For purposes of this Section 5.7, “Prohibited Activity” means any activity in which the Majority Member, directly or indirectly: (A) contributes their skills, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity to any Person established or engaged in the business of the provision of environmental consulting and related services, (B) solicits the customers of the Company (1) not to conduct business with the Company, (2) to reduce the amount of business it conducts with the Company or (3) to purchase products or services from any business which competes with the Company in the provision of environmental consulting and related services, (C) solicits the employees of the Company to leave the employ of the Company, or (D) uses or discloses any trade secrets, proprietary information, or confidential information of the Company and its business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Majority Member from purchasing or owning less than 5% of the publicly-traded securities of any entity, provided that such ownership represents a passive investment and that the Majority Member is not a controlling person of, or a member of a group that controls, such entity or from making generalized searches for employees by the use of advertisements in the media or by retaining search firms to engage in generalized searches for employees not otherwise in contravention of this Agreement or any other Transaction Document.

(b) The Majority Member acknowledges that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate business interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Order of an applicable Governmental Authority, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

For the avoidance of doubt, this Section 5.6 is subject to the governing law, exclusive jurisdiction and venue provisions of Section 10.5 of this Agreement and shall be reviewed and interpreted only under the Laws and by the courts set forth in Section 10.5.

ARTICLE 6: PURCHASER’S COVENANTS

Section 6.1 Indemnification by Purchaser.

(a) Purchaser and hereby indemnifies and holds harmless Seller and its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their Representatives, at all times from and after the Closing Date, from, against and in respect of:

(1) all Losses resulting from any failure or breach of any representation or warranty of Purchaser made in this Agreement;

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(2) all Losses resulting from any breach or nonfulfillment of any covenant or agreement of Purchaser made in this Agreement; and

(3) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing, including actions, suits, Proceedings, claims and demands asserted by Seller against Purchaser.

(b) Purchaser’s indemnification obligations under this Section 6.1 shall be subject to the procedures and limitations set forth in Section 5.1 as the “Indemnifying Party” with the Seller and the Persons listed under Section 6.1(a) as the “Indemnified Parties” for such purpose with respect to such indemnification obligations provided for under this Section 6.1, including without limitation the Cap and the Survival Period.

Section 6.2 Closing Conditions. Purchaser agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement, and to cooperate with Seller in connection with the foregoing, including using all commercially reasonable efforts to fulfill all conditions to this Agreement applicable to Purchaser. Purchaser further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

ARTICLE 7: CONDITIONS TO PARTIES’ OBLIGATIONS

Section 7.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser to complete the Transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) Representations and Warranties: all representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect), and Purchaser shall have received a certificate to that effect, dated the Closing Date, signed by the chief executive officer of Seller (provided, however, that such certificate may reflect any updates made pursuant to Section 5.5);

(b) Pre-Closing Obligations: Seller shall have performed all obligations required to be performed by it on or before Closing hereunder, the performance of which has not been waived by Purchaser, and Purchaser shall have received a certificate to that effect, dated the Closing Date, signed by the Chief Executive Officer of Seller;

(c) Due Authorization: Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the Transactions contemplated hereby shall have been duly and validly authorized by all necessary company action on the part of Seller, including due authorization and approval thereof by the Company Board and, if applicable, the Requisite Company Member Consent; all Consents, waivers or approvals required under Material Contracts and Permits applicable or incident to the Assets shall have been obtained by Seller; and all Liens on or affecting the Assets shall have been satisfied and released in full, and Seller shall have provided Purchaser with written evidence of each of the foregoing to the satisfaction of Purchaser and a certificate to that effect;

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(d) No Bar: There shall not be in effect any judgment, decree or order of, or position taken by, any Governmental Authority of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any Law have been enacted or any action taken thereunder, which would, in Purchaser’s reasonable judgment, restrain, prohibit, adversely affect, make illegal, or subject Purchaser or the Assets to material damage as a result of, the consummation of the Transactions contemplated hereby;

(f) Further Closing Documents: Seller shall have delivered to Purchaser the following documents and instruments in form reasonably satisfactory to counsel to Purchaser:

(1) a copy of the Seller Charter Documents and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the chief executive officer of Seller;

(2) the LP Transfer Documents duly executed by the Seller and the general partners and limited partners and any other requisite parties as to each Partnership;

(3) any required transfer document required by the United States Patent and Trademark Office to assign to Purchaser any trademarks owned by Seller and used in connection with the Assets;

(4) payoff letters from any person holding any Liens against the Assets in form and content reasonably acceptable to Purchaser;

(5) an employment agreement or consulting agreement, in form and substance satisfactory to the Purchaser, duly executed by Livio Stan;

(6) duly executed stock powers or similar or additional documents or instruments in the form satisfactory to the Purchaser evidencing the transfer to the Purchaser of all equity interests included in the Assets;

(7) evidence of the requisite Consents from third parties as necessary for the transfer of the Assets to the Purchaser in the form satisfactory to the Purchaser; and

(8) such other documents and instruments as Purchaser may reasonably request in connection with the Transaction.

Section 7.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the Transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) Representations and Warranties: All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except as may be otherwise provided in this Agreement), and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

(b) Pre-Closing Obligations: Purchaser shall have performed all obligations required to be performed by it on or before Closing hereunder, the performance of which has not been waived by Seller, and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

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(c) Due Authorization: Purchaser’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the Transactions contemplated hereby shall have been duly and validly authorized by all necessary action on the part of Purchaser, and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

(d) No Bar: there shall not be in effect any judgment, decree or order of, or position taken by, any Governmental Authority of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any Law have been enacted or any action taken thereunder, which would, in Seller’s reasonable judgment, restrain or prohibit, make illegal, or subject Seller to material damage as a result of, the consummation of the Transactions contemplated hereby;

(e) Further Closing Documents: Purchaser shall have delivered to Seller the following documents and instruments:

(1) a copy of the Purchaser’s Charter Documents and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by an officer of the Purchaser; and

(2) the LP Transfer Documents duly executed by the Purchaser, as applicable.

(f) Payment: Purchaser shall pay the Purchase Price (less the Prior Advance) due at Closing in immediately available funds.

ARTICLE 8: CLOSING

Section 8.1 Closing. The Closing shall take place within two Business Days (such date, or such other date as mutually agreed by the Purchaser and Seller in writing, the “Closing Date”) after satisfaction of the conditions set forth in Sections 7.1 and 7.2 (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), through the delivery and exchange by courier or electronic mail in portable document file (.pdf) format among the parties of all documents required to close. The parties agree that they shall take such actions, including the delivery of documents, as reasonably requested by any party hereunder in order to facilitate completion on the Closing Date of all of the Transactions contemplated hereby.

Section 8.2 Failure to Close; Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by the mutual consent of the Purchaser and the Seller; or

(b) by Purchaser, upon written notice to Seller, if Purchaser is not in breach of this Agreement, and there has been a material breach of this Agreement by Seller that would give rise to any failure of one or more of the conditions set forth in Section 7.1 (and such compliance is not waived by Purchaser) and such breach cannot be cured by Seller by the Outside Date; or

(c) by Seller, upon written notice to Purchaser, if Seller is not in breach of this Agreement, and there has been a material breach of this Agreement by Purchaser that would give rise to any failure of one or more of the conditions set forth in Section 7.2 (and such compliance is not waived by Seller) and such breach cannot be cured by Purchaser by the Outside Date; or

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(d) by Purchaser upon written notice to the Seller in the event of a Material Adverse Effect first occurring after the date of this Agreement; or

(e) by Purchaser or by Seller, upon written notice to the other, at any time after April 29, 2024 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.2(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

In the event of any termination as provided by this Section 8.2, this Agreement shall thereupon become void and of no effect, without any liability on the part of any party, except that in the case of termination because of a material default or material breach of this Agreement by another party, the aggrieved party, in addition to any other rights in law or equity that it may have against the defaulting party, may recover from the defaulting party the amount of expenses incurred by such aggrieved party in connection such default or breach and generally with this Agreement and the Transactions contemplated hereby which the aggrieved party would otherwise have to bear pursuant to Section 9.2 of this Agreement.

ARTICLE 9: FURTHER COVENANTS

Section 9.1 Taxes on Transaction. All sales or use Taxes and all transfer Taxes payable by reason of the sale and transfer of any of the Assets hereunder shall be paid by Seller.

Section 9.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all Expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the Transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party who shall have incurred the same, and no other party shall have any responsibility with respect thereto.

Section 9.3 Confidentiality. This Agreement and the Transactions contemplated hereby is subject to the Confidentiality Agreement, and no party shall disclose or disseminate information concerning this Agreement or the Transactions contemplated hereby except as otherwise expressly provided for herein. Notwithstanding the foregoing, this Agreement and the Transactions contemplated hereby may be disclosed as required to comply with applicable Law, including without limitation with respect to the Purchaser’s disclosure obligations under the Securities Act and the Exchange Act.

Section 9.4 Further Assurances. Each party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, at the request of Purchaser and at its cost, Seller shall take such action and deliver to Purchaser such powers of attorney and further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of counsel to Purchaser may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Purchaser, its successors and assigns, and the performance of this Agreement by Seller in all respects.

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Section 9.5 Record Retention and Cooperation.

(a) Seller will, in accordance with Seller’s normal record retention schedule, retain, preserve and make available to Purchaser during normal business hours for any proper purpose, any of the books and other papers and records retained by Seller hereunder and will permit Purchaser to make copies and extracts therefrom. Seller agrees not to dispose of or destroy any of the books and other papers and records retained by Seller without first offering to turn over possession thereof to Purchaser by written notice to Purchaser at least 30 days prior to the proposed date of such disposition or destruction, provided, however, that such requirement shall not apply to books, papers or records which are more than seven years old and not required to be kept by any applicable Law or regulation.

(b) Seller will reasonably cooperate with Purchaser at the reasonable request of Purchaser in furnishing information, in connection with any Proceedings, arrangements or disputes, the preparation by Purchaser of Tax Returns and other required reports relating to the adjustment of federal, state, county or local Taxes for which Purchaser may be liable for all periods after the Closing Date. Purchaser will reimburse Seller for any out-of-pocket costs incurred in providing such cooperation.

ARTICLE 10: GENERAL PROVISIONS

Section 10.1 Survival.

(a) Except as otherwise specifically provided herein, including Section 5.1, the several representations, warranties and covenants of the parties herein contained, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date and shall be effective regardless of any investigation which may have been or may be made at the time by or on behalf of the party to whom such representations, warranties, covenants and agreements are made.

(b) This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of this Agreement). No Person who is not a named party to this Agreement, including any past, present or future general partner, manager, director, officer, employee, organizer, Seller, partner, member, stockholder, Affiliate, agent, attorney or representative of the Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Purchaser or any other Person resulting from (nor will Purchaser have any claim with respect to) (i) the distribution to Purchaser, or Purchaser’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the Transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Assets, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

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(c) This Section 10.1 shall not be deemed to preclude or limit Purchaser’s rights under Section 5.1 with respect to fraud.

Section 10.2 Miscellaneous. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided, this Agreement creates no rights of any nature in any Person not a party hereto. This Agreement, along with its exhibits, schedules and other deliverables set forth in Article 7, sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including any Letter of Intent. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Assets exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary Purchaser and an ordinary seller in an arm’s-length transaction.

Section 10.3 Assignment. No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto; provided, however, that without such consent, but upon notice to Seller, Purchaser may assign all of its rights and obligations hereunder to any Subsidiary of Purchaser so designated by Purchaser (but without releasing Purchaser from its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 10.4 Notices, Etc. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

If to the Seller:	Lion Vista Global Ventures LLC
600 River Pointe Drive, Suite 200
Conroe, Texas 77304
Attention: _______________

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With a copy (which shall not constitute notice) to:

___________________

___________________

___________________

If to the Purchaser:	White River Native CDFI LLC
609 W/ Dickson St., Suite 102 G
Fayetteville, AR
Attention: Jay Puchir
Email: ___________________

With a copy (which shall not constitute notice) to:

Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

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Telephone: _________________

Attention: Michael D. Harris, Esq.

Email:_____________________

Section 10.5 Governing Law; Exclusive Jurisdiction and Venue.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Nevada without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. Any judicial proceeding brought with respect to this Agreement must be brought exclusively in any court of competent jurisdiction in the Clark County, State of Nevada, and, by execution and delivery of this Agreement, each party (1) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (2) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section 10.5, however, will affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that, subject to the limitations contained herein, a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES AND COVENANTS THAT NONE OF THE PARTIES HERETO OR THEIR AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.

(c) In the event any Proceeding is commenced or threatened by any party hereto to enforce its rights under this Agreement against any other party hereto, the prevailing party in such Proceeding shall be entitled to receive from the non-prevailing party all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding.

Section 10.6 Execution. This Agreement may be executed by electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement on the Agreement Date.

SELLER:

LION VISTA GLOBAL VENTURES LLC

By:
Livio Stan, Chief Executive Officer

MAJORITY MEMBER:

By:
Livio	Stan, individually

PURCHASER:

White River Native CDFI LLC

By:
Name and Title: Jay Puchir, Manager